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                                                                    Exhibit 4.12



                             CERTIFICATE OF TRUST OF
                 NATIONWIDE FINANCIAL SERVICES CAPITAL TRUST III

            THIS CERTIFICATE OF TRUST of Nationwide Financial Services Capital Trust III (the "Trust"), dated as of May 7, 1998, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 DEL. C. ss. 3801, et seq.).

            (i) Name. The name of the business trust being formed hereby is Nationwide Financial Services Capital Trust III.

            (ii) Delaware Trustee. The name and business address of the Trustee of the Trust with a principal place of business in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-0001, Attn: Corporate Trust Administration.

            (iii) Counterparts. This Certificate of Trust may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

            (iv) Effective Date. This Certificate of Trust shall be effective as of its filing.

            IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

                            WILMINGTON TRUST COMPANY,
                              as Trustee

                            By: /s/ Emmett R. Harmon
                                ------------------------------
                                Name:  Emmett R. Harmon
                                Title: Vice President

                            /s/ David A. Diamond
                            ----------------------------------
                            David A. Diamond,
                              as Trustee